EFFECTIVE AUGUST 24, 2005

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 24, 2005

Key Tronic Corporation

(Exact name of registrant as specified in its charter)

Washington	0-11559	91-0849123
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4424 North Sullivan Road, Spokane Valley, Washington	99216
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (509) 928-8000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	MATERIAL DEFINITIVE AGREEMENT

On August 24, 2005, Key Tronic Corporation made payments to its named executive officers pursuant to the Incentive Compensation Plan for fiscal year 2005 (“Plan”) and pursuant to the October 2002 three year retention bonus plans for certain named executive officers. In July 2004, the Board of Director upon the recommendation of the Compensation and Administration Committee established three profit goal performance levels for the Plan: entry level, expected value level and overachievement level.

The following executive officers of the Company were among the participants in the Plan: Jack W. Oehlke, President & CEO; Craig D. Gates, Executive Vice President & General Manager; Ronald F. Klawitter, Executive Vice President of Administration, CFO and Treasurer; Efren R. Perez, Vice President of Southwest Operations; and Michael D. Chard, Vice President of Materials. Under the Plan the potential payment percentages established by the Board for fiscal year 2005 for the President & CEO ranged from 5% of base salary paid during fiscal year 2005 if entry level performance was achieved to 75% if overachievement level performance was achieved. The potential payment percentages established for fiscal year 2005 for each of the two Executive Vice Presidents ranged from 4% of base salary paid during fiscal year 2005 if entry level performance was achieved to 60% if overachievement level performance was achieved. For each of the two Vice Presidents, the potential payment percentages for fiscal year 2005 ranged from 3.5% of base salary if entry level performance was achieved to 52.5% if overachievement level performance was attained.

For fiscal year 2005, overachievement level profit goal performance was achieved. Accordingly, incentive payments under the plan were calculated and paid to Messrs. Oehlke, Gates, Klawitter, Perez and Chard in the following respective amounts $265,962, $154,502, $148,560, $92,784, $75,931. Payments were also made to Messrs. Oehlke, Gates and Klawitter under each executive’s October 2002 three year retention bonus plan, in accordance with the terms of the plan, in the following respective amounts $10,288, $12,098, $18,040.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEY TRONIC CORPORATION
(Registrant)

Date: August 24, 2005

	By:	/s/ Ronald F. Klawitter
Ronald F. Klawitter, Executive Vice President of Administration and Treasurer